UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 24, 2014

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 24, 2014 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect seven directors to serve until the 2015 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2014; and

(iv)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 24, 2014.  The proxy statement and annual report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2014.

The Board of Directors has fixed the close of business on November 29, 2013, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 20, 2013

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 24, 2014

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock) for use at our Annual Meeting of Shareholders to be held on Friday, January 24, 2014, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 20, 2013.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect seven directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accountants for the fiscal year ending August 31, 2014; and (iv) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on November 29, 2013 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business at November 29, 2013 are entitled to vote at the Annual Meeting.  As of the Record Date, there were 16,691,776 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

How You Can Vote

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than January 23, 2014 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

Voting by Proxy

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); and (iii) FOR the ratification of the appointment of Ernst & Young as our independent registered public accountants for the fiscal year ending August 31, 2014 (Proposal No. 3), and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not anticipated that any other matters will be presented at the Annual Meeting.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

Revocation of Proxies

A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of common stock will vote as a single class.

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The ratification of the appointment of Ernst & Young as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Election to the Board of Directors

Our Board currently consists of nine directors, of which seven are considered independent.  Two of our current directors, Robert H. Daines and E.J. “Jake” Garn, will be retiring and are not standing for reelection.  The Board of Directors and our senior management wish to express their gratitude and appreciation to Mr. Daines and Mr. Garn for their contributions and years of service on our Board of Directors.  If all of our nominees listed below are elected to the Board of Directors our board will consist of seven members, of which five are considered independent.  Each of the directors standing for election will serve a one-year term expiring at the next annual meeting of shareholders.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Our directors are familiar with our business and the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating and Governance Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for re-election.

Clayton M. Christensen, 61

Independent Director
Director Since: March 2004
Committees: None
Other Directorships: Tata Consultancy Services (NYSE), W.R. Hambrecht, and Vanu, Inc.

Dr. Christensen is the Kim B. Clark Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of CPS Technologies from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen is the founder of Rose Park Advisors, Innosight LLC, and the Christensen Institute for Disruptive Change.

Director Qualifications:  Dr. Christensen’s research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen is widely recognized as a leader in these fields and his knowledge and valuable insights enable him to make significant contributions to our strategic direction and development of new training and consulting services.  Additionally, Mr. Christensen’s previous work with various companies provides him with a broad perspective in the areas of management and operations.

Michael Fung, 63

Independent Director
Director Since: July 2012
Committees: Chair of the Audit Committee and a member of all other standing committees
Other Directorships: None

Mr. Fung retired after 11 years of service from Wal-Mart Stores, Inc. where he was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Mr. Fung was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  Mr. Fung received his Bachelor’s degree in accounting from the University of Illinois and an MBA from the University of Chicago.  Mr. Fung is a Certified Public Accountant and is an active board member of the Asian Pacific Islander American Scholarship Fund.

Director Qualifications: Mr. Fung’s extensive financial background and expertise, as well as international leadership experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Mr. Fung to gain experience in many areas including auditing, internal control, financial planning, organizational development, strategic planning, and corporate governance.  Mr. Fung’s substantial financial knowledge and leadership experience qualify him to be a financial expert and enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Dennis G. Heiner, 70

Lead Independent Director
Director Since: January 1997
Committees: Chair of the Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner currently serves as Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil’s AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern’s Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner’s broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner’s executive leadership experience and strong business background enable him to provide strong and independent leadership on the Board of Directors in his role as Lead Independent Director.  Mr. Heiner also makes important contributions to our Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara, 60

Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Kimpton Hotel and Restaurant Group, LLC

Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on the Board as a designee of Knowledge Capital.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Mr. McNamara’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for more than 10 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 66

Director
Director Since: May 1997
Committees: None
Other Directorships: Chairman of the Board at JetBlue Airways (NASDAQ) and Director at Ladder Capital Finance, Integra Partners Holdings, Bonobos, and Packsize

Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997, and as Vice-Chairman of Covey Leadership Center from 1994 to 1997.  Mr. Peterson founded Peterson Partners, a Salt Lake City-based private equity group with some $400 million under management, which focuses on providing growth and buyout capital to businesses with strong management teams and a track record of success.  Separate from this private equity business, Mr. Peterson founded Peterson Ventures to fulfill a passion for partnering with talented entrepreneurs in earlier stage or smaller ventures.  Mr. Peterson has been on the faculty at the Graduate School of Business at Stanford University since 1992 where he has taught courses in real estate investment, entrepreneurship, and leadership.  In 2005, he was selected by students to receive the Distinguished Teacher Award.  In the past he has served as a director at Stanford’s Center for Leadership Development and Research, as a member of the Dean’s Advisory Group, and on the advisory Board of GSB.  Mr. Peterson currently serves as an Overseer at the Hoover Institution.  Between 1973 and 1991, he was Treasurer, Chief Financial Officer, Board member, and Chief Executive Officer of Trammell Crow Company, the world’s largest private real estate development firm.  Over the past 35 years, he has served on dozens of public and private boards including Asurion, the Dallas Market Center, Texas Commerce Bank (Dallas), the Advisory Board at the GSB at Stanford, and on the President’s Council at Brigham Young University.  He was valedictorian at his undergraduate institution, Brigham Young University, and earned an MBA from Harvard Business School in 1973.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Ventures and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Mr. Peterson also has a deep understanding of the Company’s operations and background with over 15 years of experience on our Board of Directors.

E. Kay Stepp, 68

Independent Director
Director Since: May 1997
Committees: Chair of the Compensation Committee and member of all other standing committees
Other Directorships: StanCorp Financial Group (NYSE)

Ms. Stepp, a retired executive, is the former chairperson of the board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  Ms. Stepp also served as a director of the Covey Leadership Center from 1992 to 1997.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Director Qualifications: Ms. Stepp’s experience in management and as chief operating officer brings valuable knowledge to the Board of Directors in areas such as marketing, distribution, human resources, technology, and administration.  Ms. Stepp also brings the Company extensive governance experience with public corporations, private corporations, and non-profit organizations.  This background and experience allow Ms. Stepp to make valuable contributions to the Board of Directors in the areas of operations, management, compensation, and organizational development.  She also brings special expertise and experience in human resource management and compensation from her consulting career, which provides her with the knowledge to serve as the chairperson of the Board’s Compensation and Organization Committee.  Ms. Stepp has a deep understanding of our operations and long-term goals from her years of experience on the Board of Directors.

Robert A. Whitman, 60

Chairman of the Board and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: EnergySolutions, Inc. (NYSE)

Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000 and is a founding partner at Whitman Peterson.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman’s role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman’s extensive experience in finance, private equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

FranklinCovey upholds a set of basic values and principles to guide our actions and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by the majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, and compensation.  In carrying out this responsibility, our Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Robert H. Daines, Michael Fung, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as a Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  In addition, our Board has determined that if the Chairman is not an independent director, then there should also be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of, and experience in, our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chairman of our Nominating and Governance Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while the management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2013, management met with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Overview

During the fiscal year ended August 31, 2013, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate, except for Dr. Clayton M. Christensen who is continuing to recover from serious health-related issues.  Although Dr. Christensen was unable to attend some formal Board meetings due to health issues, Dr. Christensen frequently advises the Company and our CEO on strategic issues and prepared for and lead our Board in its annual strategy session during fiscal 2013.  During fiscal 2013, Dr. Christensen was able to attend 50 percent of our board meetings.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Eight members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2013.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Clayton M. Christensen	-	-	-
Robert H. Daines	X	X	X
Michael Fung	Chair	X	X
E.J. “Jake” Garn	X	-	-
Dennis G. Heiner	X	Chair	X
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	X	Chair
Robert A. Whitman	-	-	-

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met eight times during the fiscal year ended August 31, 2013.  The Audit Committee’s primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, and performance, internal audit function performance, and internal control over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The audit committee is chaired by Mr. Fung and each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that two of the Audit Committee members, Robert H. Daines and Michael Fung, are “financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Corporate Governance and Nominating Committee (the Nominating Committee) is chaired by Mr. Heiner and met four times during fiscal 2013.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee

We are in a business that relies heavily on our people for our competitive advantage.  As a result, our Organization and Compensation Committee (the Compensation Committee) plays a pivotal role in enabling us to attract and retain the best talent.

The Compensation Committee is chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package during fiscal 2013.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee); and

•	provide risk oversight of all Company compensation plans.

The Compensation Committee met five times during fiscal 2013.  All of the Compensation Committee members are “independent” as defined under NYSE rules.  As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the executive compensation program.

 Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  During fiscal 2013 the Compensation Committee engaged Mercer as compensation consultants.  These compensation consultants provided information to the Compensation Committee regarding share-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  The Compensation Committee reviewed its relationship with Mercer and has determined that their work has not raised any conflicts of interest.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

Director Nomination Process

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005 between Knowledge Capital and us, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board committees.

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director via e-mail at lead.director@franklincovey.com.  Our audit committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

Fiscal 2013 Director Compensation

Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for Board of Director meetings.   In fiscal 2013, the remaining directors who served for the full year were paid the following amounts for services provided:

•	Each Board member was paid an annual retainer of $30,000, paid in quarterly installments, for service on the Board and attending Board meetings.

•
In addition to their annual retainer, directors with three committee assignments will receive an additional $25,000 for their service on these committees.  Directors with one committee assignment will receive $10,000 of additional compensation for their service.

•
The committee chairpersons of the Audit Committee and the Compensation Committee will each receive an annual retainer of $10,000 and the chairperson of the Nominating Committee will receive an annual retainer of $5,000.

•	The designated financial specialist will receive $15,000 per year for these services and the lead independent director will receive $8,000 for their service.

•	Each non-employee member of the Board of Directors received a restricted stock award of shares equivalent to $50,000 which vests over a one-year service period.

•	Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2013 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Clayton M. Christensen	30,000	50,000	-	-	-	-	80,000
Robert H. Daines	70,000	50,000	-	-	-	-	120,000
Michael Fung	51,667	50,000	-	-	-	-	101,667
E.J. “Jake” Garn	44,166	50,000	-	-	-	-	94,166
Dennis G. Heiner	68,000	50,000	-	-	-	-	118,000
Joel C. Peterson	30,000	50,000	-	-	-	-	80,000
E. Kay Stepp	65,000	50,000	-	-	-	-	115,000
Donald J. McNamara	30,000	50,000	-	-	-	-	80,000

Amounts reported in column C represent the fair value of share-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director unvested stock awards are made annually in January following the Annual Meeting, and have one-year vesting terms.  During the year ended August 31, 2013, each non-employee member of the Board listed above received an unvested share award of 3,834 shares that had a fair value of $50,000.  The fair value of the stock awards presented in column C was based on a share price of $13.04 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2013, the directors named above held a total of 30,672 shares of unvested stock.  We have not granted any stock options to members of the Board of Directors in recent fiscal years.

Fiscal 2014 Director Compensation

There are currently no expected changes in Board of Director compensation for fiscal 2014.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to our Executive Officers, who served in the capacities indicated for all of fiscal 2013, except for Colleen Dom, who was named an Executive Officer in September 2013:

M. Sean Covey, 49, currently serves as Executive Vice President of Global Solutions and Partnerships and Education Practice Leader and has been an Executive Officer since September 2008.  Sean was formerly Senior Vice President of Innovations and Product Development from April 2006 to September 2009, where he led the development of nearly all of the Company’s current organizational offerings, including: The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; The Leader in Me; and Leadership Greatness.  Prior to 2006, Sean ran the FranklinCovey retail chain of stores, growing it to $152 million in sales.  Before joining FrankinCovey, Sean worked for the Walt Disney Company, Trammel Crow Ventures, and Deloitte & Touche Consulting.  Sean is also the author of several books, including The 4 Disciplines of Execution, The 6 Most Important Decisions You'll Ever Make, the New York Times Best Seller The 7 Habits of Happy Kids, and the international bestseller The 7 Habits of Highly Effective Teens, which has been translated into 20 languages and has sold over 4 million copies.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from the Harvard Business School.  Sean is the son of the late Dr. Stephen R. Covey, who formerly served as the Vice-Chairman of our Board of Directors.

Colleen Dom, 51, was appointed to be the Executive Vice-President of Operations on September 18, 2013.  Ms. Dom began her career with the Company in 1985 and served as the first “Client Service Coordinator,” providing service and seminar support for some of the Company’s very first clients.  Prior to her appointment as an Executive Vice President, Ms. Dom has served as Vice President of Domestic Operations since 1997 where she had responsibility for the Company’s North American operations, including client support, supply chain, and feedback operations.  During her time at Franklin Covey Co., Ms. Dom has been instrumental in creating and implementing systems and processes that have supported the Company’s strategic objectives and has more than 30 years of experience in client services, sales support, operations, management, and supply chain.  Due to her valuable understanding of the Company’s global operations, Ms. Dom has been responsible for numerous key assignments that have enhanced client support, optimized operations, and built capabilities for future growth.  Prior to joining the Company, Ms. Dom worked in retail management and in the financial investment industry.

C. Todd Davis, 56, is an Executive Vice President and Chief People Officer and has been an Executive Officer since September 2008.  Todd has over 28 years of experience in training, training development, sales and marketing, human resources, coaching, and executive recruiting.  He has been with FranklinCovey for the past 18 years.  Previously, Todd was a Director of our Innovation Group where he led the development of core offerings including The 7 Habits of Highly Effective People – Signature Program and The 4 Disciplines of Execution.  He also worked for several years as our Director of Recruitment and was responsible for attracting, hiring, and retaining top talent for the organization.  Prior to joining us, Todd worked in the medical industry for 9 years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

Scott J. Miller, 44, was appointed as Executive Vice-President of Business Development and Marketing in March 2012.  Mr. Miller, who has been with Franklin Covey for nearly 17 years, previously served as Vice-President of Business Development and Marketing.  Mr. Miller’s role as an Executive Vice-President caps 12 years on our front line, working with thousands of client facilitators across many markets and countries.  Prior to his appointment as Vice-President of Business Development and Marketing, Mr. Miller served as the general manager of our central regional sales office for six years.  Scott originally joined the Covey Leadership Center in 1996 as a client partner with the Education division.  Mr. Miller started his professional career with the

Disney Development Company, the real estate development division of the Walt Disney Company, in 1992.  During his time with the Disney Development Company, Scott identified trends and industry best practices in community development, education, healthcare, architectural design, and technology.  Mr. Miller received a Bachelor of Arts in Organizational Communication from Rollins College in 1996.

Shawn D. Moon, 46, is an Executive Vice-President of Global Sales and Delivery for FranklinCovey, where he is responsible for the Company’s U.S. and International direct offices, the Sales Performance Practice, the Execution Practice, and the Speed of Trust Practice.  Additionally, he oversees our Government Business, Facilitator Initiatives, and Public Programs.  Mr. Moon has been an Executive Officer since July 2010 and has more than twenty-five years of experience in sales and marketing, program development, and consulting services.  From November 2002 to June 2005, Shawn was a Principal with Mellon Financial Corporation where he was responsible for business development for their human resources outsourcing services.  Shawn also coordinated activities within the consulting and advisory community for Mellon Human Resources and Investor Solutions.  Prior to November 2002, he served as the Vice President of Business Development for our Training Process Outsourcing Group, managed vertical market sales for nine of our business units, and managed our eastern regional sales office.  Shawn received a Bachelor of Arts from Brigham Young University in English Literature and he is the author of the book, On Your Own: A Young Adults’ Guide to Making Smart Decisions and The Job to be Done Now: How Your People Can Become the Ultimate Competitive Advantage.

Stephen D. Young, 60, joined FranklinCovey as Executive Vice President of Finance, was appointed Chief Accounting Officer in January 2001, Chief Financial Officer in November 2002, and Corporate Secretary in March 2005.  Prior to joining us, he served as Senior Vice-President of Finance, Chief Financial Officer, and director of international operations for Weider Nutrition for seven years.  Mr. Young has more than 35 years of accounting and management experience and is a Certified Public Accountant.  Mr. Young was awarded a Bachelor of Science in Accounting from Brigham Young University.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of October 31, 2013, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by the Named Executive Officers at October 31, 2013, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of October 31, 2013 and the Record Date.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 16,675,477 shares of Common Stock outstanding as of October 31, 2013.  At the date of this report, there are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP

As of October 31, 2013	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(5) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	3,576,840	21.4%
Knowledge Capital Investment Group(1)(2) 3232 McKinney Ave. Dallas, TX 75204	3,212,805	19.3%
William Blair & Co., LLC(3) 222 West Adams St. Chicago, IL 60606-5312	1,230,098	7.4%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,216,517	7.3%
John H. Lewis(4) Osmium Partners, LLC 388 Market Street, Suite 920 San Francisco, CA 94111	991,474	6.0%
Robert A. Whitman(6)	742,649	4.3%
Stephen D. Young(6)	265,902	1.5%
Joel C. Peterson(5)	263,771	1.6%
M. Sean Covey	234,318	1.4%
E. Kay Stepp(5)	62,316	*	%
E.J. “Jake” Garn(5)	59,258	*	%
Dennis G. Heiner(5)	47,558	*	%
Shawn D. Moon	46,588	*	%
Scott J. Miller	34,273	*	%
C. Todd Davis	33,825	*	%
Robert H. Daines(5)	27,926	*	%
Clayton M. Christensen(5)	12,183	*	%
Colleen Dom	9,274	*	%
Michael Fung(5)	7,649	*	%

All directors and executive officers as a group (15 persons)(5)(6)	5,424,330	31.3%

(1)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock held by Knowledge Capital.

(2)
The share amounts include those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

(3)	Information for William Blair & Co. and Dimensional Fund Advisors is provided as of September 30, 2013, the filing of their last 13F Reports.

(4)
John H. Lewis serves as the controlling member of Osmium Partners, LLC, which serves as the general partner of Osmium Capital, LP; Osmium Capital II, LP; and Osmium Spartan, LP (collectively, the Funds); and which manages other accounts on a discretionary basis.  Mr. Lewis and Osmium Partners, LLC may be deemed to share with the Funds and discretionary accounts voting and dispositive power with respect to such shares, except for the 170,848 shares that are directly owned by Mr. Lewis.  Each of Mr. Lewis, Osmium Partners, LLC, and the Funds disclaim beneficial ownership with respect to any shares other than the shares owned directly by such person or entity.  The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Mr. Lewis, Osmium Partners, LLC, and the Funds was taken from a Schedule 13G filed by those entities and Mr. Lewis with the Securities and Exchange Commission, dated December 31, 2012.

(5)
The share amounts indicated include unvested stock awards currently held by the following persons in the following amounts: Clayton M. Christensen, 3,834 shares; Robert H. Daines, 3,834 shares; Michael Fung, 3,834 shares; E.J. “Jake” Garn, 3,834 shares; Dennis G. Heiner, 3,834 shares; Donald J. McNamara, 3,834 shares; Joel C. Peterson, 3,834 shares; E. Kay Stepp, 3,834 shares; and all directors as a group, 30,672 shares.  At October 31, 2013, there were no vested stock options outstanding to any member of the Board of Directors.

(6)
The share amounts indicated include shares subject to stock options currently exercisable held by the following persons in the following amounts:  Robert A. Whitman 500,000 shares; Stephen D. Young 131,250 shares; and all executive officers and Directors as a group, 631,250 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission (the SEC or Commission) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis except as listed below.

•	We filed Form 4s for Shawn D. Moon, Scott J. Miller, Colleen Dom, C. Todd Davis, and M. Sean Covey on October 8, 2013 that should have been filed by July 18, 2013.

•	We filed Form 4s for Robert A. Whitman and Stephen D. Young on October 9, 2013 that should have been filed by January 29, 2010.

•	We filed a Form 5 for Robert A. Whitman on October 29, 2013 that should have been filed on October 15, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, Named Executive Officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We pay M. Sean Covey, who is also an officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2013, we expensed $0.3 million for these royalty payments.

To help facilitate and accelerate his transition from a primarily speaking and teaching role, to an enhanced publishing and thought-leadership position, we signed a contract in fiscal 2012 with Dr. Stephen R. Covey that guarantees him $0.5 million per year for three years.  The payments to Dr. Covey were designed to be recovered by the collection of royalties and other revenues generated by new and existing publications as well as continuing revenue streams generated by his office.  This contract remains in place following his death and the Company anticipates the continued receipt of royalties and revenues from Dr. Covey’s work.

In fiscal 2009, we acquired the assets of CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.  The purchase price was $1.0 million in cash plus or minus an adjustment for specified working capital and the costs necessary to complete the transaction, which resulted in a total initial purchase price of $1.2 million.  The previous owners of CoveyLink, which includes Stephen M.R. Covey, are also entitled to earn annual contingent payments based upon earnings growth over the five years following the acquisition.  Based on earnings performance during the measurement period, we paid the former owners of CoveyLink $2.2 million for the fourth contingent earnout payment.  Prior to the acquisition date, CoveyLink had granted a non-exclusive license to us related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey under the amended and restated license agreement totaled $1.4 million during the fiscal year ended August 31, 2013.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2013, we expensed $0.7 million for payment on these presentations.

In fiscal 2013, we paid Joshua M.R. Covey, who is the brother of M. Sean Covey, compensation totaling $130,227.  We employ John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $102,240 during fiscal 2013.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 3,212,805 shares of our Common Stock at October 31, 2013.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, comprised of four independent directors, determined the fiscal 2013 compensation for Robert A. Whitman, our CEO; Stephen D. Young, our CFO; M. Sean Covey, our Executive Vice President for Global Solutions and Partnerships; Shawn D. Moon, our Executive Vice President for Domestic and Global Sales and Delivery; and Scott J. Miller, our Executive Vice President of Global Business Development and Marketing. We refer to these executives collectively as our Named Executive Officers, or NEOs. The material elements of our executive compensation programs and policies, including program objectives, reasons why we paid each element and the specific amounts of our NEOs’ compensation for fiscal 2013 are explained below. Following this description, you will find a series of tables containing more specific information about the compensation earned by, or awarded to, our NEOs. We begin with an executive summary to provide a framework for analysis of this information.

Executive Summary

We believe that the executive compensation paid to our NEOs for fiscal 2013 was directly linked to: (1) the strength of our operating performance demonstrated by revenue growth (growth of $20.5 million or +12.0%) and Adjusted EBITDA1 (growth to $31.4 million or + 16.0%), (2) significant progress toward our major strategic objectives, and (3) significant increases in shareholder value.  We hold our NEOs accountable for our performance and for executing key strategies by tying a major portion of their compensation to the achievement of key annual and multi-year performance objectives.  This accountability includes setting what we believe to be “stretch” goals.  The achievement of these goals requires commitment to achieving these results and exceptional performance, especially when the external environment changes.  Our compensation philosophy contemplates that in years when the stretch targets are not achieved, our NEOs do not receive their total targeted cash compensation including their goal-targeted incentives.  This applies even when there has been significant improvement in our performance despite economic challenges.  However, when performance exceeds the goals, our philosophy rewards our NEOs and, we believe, our shareholders.

Historical Context:  2009-2012

The global financial crisis affected our business adversely in fiscal year 2009.  We kept base salaries flat in fiscal 2009 and, despite having established fiscal 2009 performance goals just two months prior to the crisis, did not lower the financial measures on which our NEOs’ short-term incentive pay was based.  We also chose not to grant equity awards to our NEOs in fiscal 2009.  As a result, while our NEOs oversaw a substantial reconstruction of our business model and successfully grew key portions of our business, they received minimal short-term incentive payouts and no long-term incentive awards in fiscal 2009. These steps were taken consistent with our approach in prior years to limit pay as we reconfigured the Company’s business, including granting only very limited equity awards in the periods prior to fiscal 2010, despite our management’s implementation during those years of steps that significantly improved the operating results of our business, increased the Company’s market value and established the foundation for the creation of long-term shareholder value in subsequent years.

The actions that management took to reposition our business in fiscal 2009 allowed us to gain substantial traction in fiscal 2010.  Despite severe economic instability and volatility, our fiscal 2010 revenue grew $13.7 million, or 11.2%, to $136.9 million and our fiscal 2010 Adjusted EBITDA grew 363%, from $3.1 million in fiscal 2009 to $14.4 million in fiscal 2010. We also continued to execute on key strategic initiatives, resulting in a streamlined business model in which 82% of every incremental dollar of revenue flowed through to Adjusted EBITDA in fiscal 2010. In response to our significant revenue growth and increased profitability in fiscal 2010, our NEOs received a larger portion of their potential short-term incentive payouts (but not maximum payouts, as we had established what were even more aggressive performance goals for fiscal 2010) and earned more of their long-term incentive equity awards.

1
Throughout this section, we refer to Adjusted EBITDA, a non-GAAP financial measure, which we believe is relevant to understanding our results of operations and compensation performance measures.  See the annex attached to this proxy statement for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP Net Income for fiscal years 2009, 2010, 2011, 2012 and 2013.

The growth we experienced in fiscal 2010 continued throughout fiscal 2011.  Despite a challenging economy and an ongoing uncertain economic environment, our fiscal 2011 revenue grew $23.9 million, or 17.5%, to $160.8 million, and our fiscal 2011 Adjusted EBITDA grew 46.5%, from $14.4 million in fiscal 2010 to $21.2 million. Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 10.5% in fiscal 2010 to 13.2% in fiscal 2011 driven by our continued execution on our key operating and strategic initiatives.

The Company’s positive momentum continued throughout fiscal 2012.  Our fiscal 2012 revenue grew $9.7 million, or 6.0%, to $170.5 million, and our fiscal 2012 Adjusted EBITDA grew 27.9%, from $21.2 million in fiscal 2011 to $27.1 million in fiscal 2012.  Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 13.2% in fiscal 2011 to 15.9% in fiscal 2012 driven by our continued execution on our key operating and strategic initiatives.  As a result of our significant revenue growth and increased profitability in fiscal 2011 and fiscal 2012, our NEOs received the maximum payout of the short-term incentive and earned more of their long-term incentive equity awards.

Fiscal 2013 Performance

During fiscal 2013, our revenue, profitability and operating margins all grew significantly compared to fiscal 2012, and we exceeded the overall company performance targets we had set for the year:

•
Revenue Growth: The Company’s fiscal 2013 revenue grew $20.5 million (+12%) to $190.9 million.  Over the past two years, revenue grew from $160.8 million to $190.9 million, an increase of $30.1 million (+18.7%).  Over the past three years, revenue grew from $136.9 million to $190.9 million, an increase of $54.0 million (+39.5%).

•
Adjusted EBITDA Growth: Over the past three years, Adjusted EBITDA, the key performance metric for our short-term incentive awards, grew at a compounded annual rate of 29.6%, from $14.4 million in fiscal 2010 to $31.4 million in fiscal 2013. Our two-year Adjusted EBITDA increased from $21.2 million in fiscal 2011 to $31.4 million in fiscal 2013, and represents a compounded annual growth rate of 21.8%. Our Adjusted EBITDA increased from $27.1 million in fiscal 2012 to $31.4 million in fiscal 2013, an increase of 16.1%. FranklinCovey is one of the companies included in the Russell 2000 Index. The Company’s percentage growth in Adjusted EBITDA exceeded the percentage EBITDA growth achieved by 74.8% of Russell 2000 small cap companies for their most recent trailing four quarter period, by 82.6% for their most recent eight quarter period, and by 89.4% for their most recent trailing twelve quarter period.

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Operating Income Growth:  Our operating income grew from $17.6 million in fiscal 2012 to $21.6 million in fiscal 2013, an increase of $4.0 million (+23.0%). Our two-year operating income grew from $11.1 million in fiscal 2011 to $21.6 million in fiscal 2013, an increase of $10.5 million (+94.5%). Our three-year operating income grew from $4.0 million in fiscal 2010 to $21.6 million in fiscal 2013, an increase of $17.6 million.

•
Adjusted EBITDA Margin Expansion:  Our Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of sales, expanded from 15.9% in fiscal 2012 to 16.4% in fiscal 2013.  Over the past two years, our Adjusted EBITDA margin increased from 13.2% to 16.4%, and over the past three years, our Adjusted EBITDA margin increased from 10.5% to 16.4%.

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Shareholder Gains:  The strong operating performance discussed above has been reflected in gains in the market value of our stock.  As shown in the graphs below, our stock price for the one year ended November 1, 2013, as well as for the three-year and five-year periods ended November 1, 2013, has increased significantly overall and has significantly outperformed the major indices shown.

Share Price Performance 1 year ended 11/01/13	Share Price Performance 3 years ended 11/01/13	Share Price Performance 5 years ended 11/01/13

In addition to strong overall performance, we continued to make substantial progress toward key strategic objectives last year:

•
All five of the practice areas in which we have made significant investments over the past few years continued to achieve significant growth in fiscal 2013, with revenue growth of +64% in our Education Practice, +31% growth in our Speed of Trust Practice, +27% growth in our Execution Practice, +22% growth in our Productivity Practice and +12% growth in our Sales Performance Practice.  Over the past two years, these practices achieved revenue growth as follows:  +129% in our Education Practice, +33% in our Speed of Trust Practice, +33% in our Execution Practice, +51% in our Productivity Practice and +21% growth in our Sales Performance Practice.

•
The growth achieved in these practice areas came as a result of our investments in R&D, development of new content and solutions, practice leadership and marketing.  Because of this success, we are making similar investments in our Leadership and Customer Loyalty practice areas, which experienced revenue declines of -11% and -7%, respectively, in fiscal 2013, and revenue declines of -12% and -14% respectively in fiscal 2012. The Customer Loyalty Practice decrease in fiscal 2013 reflects a decline in revenue related to one large contract partially offset by expansion of other clients and winning new accounts. The Leadership Practice decrease in fiscal 2013 reflects the emphasis on our Trust Practice during the year, the decline in Leadership practice revenue related to the expected decline in revenue from a large government agency contract, and the focus of our Leadership Practice leadership team on the refinement and pending launch of our new leadership offerings beginning in this year’s second fiscal quarter.

As a result of investments made in fiscal 2013 in these two practices, we expect the launch of our new leadership offerings in March of fiscal 2014 to drive significant growth in Leadership Practice revenues during the second half of fiscal 2014, and to also result in growth in our Customer Loyalty practice in fiscal 2014.

•
Our xQ score (a measure of the level of employment engagement and execution practices which we use in our work with clients) increased from 77 to 78, which is among the highest scores achieved amidst hundreds of companies participating in our xQ survey.

Key Fiscal 2013 Compensation Decisions and Actions

In the context of the performance results described above, the Compensation Committee made the following executive compensation decisions and took the following executive compensation actions for fiscal 2013:

Salaries:

•
CEO’s Salary:  Mr. Whitman’s salary has been fixed at $500,000 since fiscal 2000. At his election, he did not receive any salary, bonus or other compensation for fiscal 2002 and fiscal 2003. Even in a year in which we believe he continued his excellent personal performance and the Company generated outstanding operating results, we have kept Mr. Whitman’s salary fixed so that any increase in his total compensation would come from the variable and at-risk components. Consistent with this philosophy, and consistent with his recommendation, our CEO did not receive a base salary increase for fiscal 2013.

Other NEO Salaries:  Fiscal 2013 salaries for our NEOs remained at the levels that were previously determined by the Compensation Committee and reflect the responsibilities given to our NEOs as we streamlined our top management group. Based on results from a market analysis performed by Mercer, the Compensation Committee’s compensation consultant, the Compensation Committee expects to slightly adjust salaries for some of our NEOs, including our CEO, for fiscal 2014 to remain competitive within the market for talent.

Annual Incentive Payments:  We set financial and strategic targets for fiscal 2013 at the beginning of the year that required the Company to achieve what we believed was an aggressive year-over-year increase in Adjusted EBITDA, as well as specific strategic goals, in order for each NEO to achieve 100% of his targeted annual incentive opportunity.  An even higher year-over-year increase in Adjusted EBITDA was required in order for each NEO to achieve the maximum possible annual incentive of up to 200%. Our Adjusted EBITDA increased 16.1%, from $27.1 million in fiscal 2012 to $31.4 million, in fiscal 2013. In keeping with the company’s philosophy of pay for performance, although our Adjusted EBTIDA increased by such a significant amount, management had set even higher stretch goals that weren’t fully met. Therefore, our NEOs received less than the maximum payout of their variable pay.

The potential dollar amounts of annual incentive pay remained constant in 2012 and 2013, while Adjusted EBITDA grew at a compounded growth rate of 21.8% for these two years.

Long-Term Incentive Awards:  We again developed a two-part, long-term and performance-based equity award program for fiscal 2013.  In particular:

•
Stock Price-Based RSUs: We made special restricted stock unit (or RSU) awards to 25 key executives, including our NEOs other than our CEO and CFO, which will be earned in full, if at all, in the event that the five-day average closing price for our stock increases to at least $22.00 per share during the next five years.  More particularly, 100% of these performance-based RSUs will vest if, during the next three years, the five-day average closing price for our stock is at least $22.00 per share.  If the five-day average closing price of our stock increases to $22.00 per share, but not until between three and five years from the date of this grant, one-half of the  granted RSUs would vest and one-half would be forfeited.  If it takes more than five years for the five-day average closing price of our stock to get to $22.00 per share, none of the RSUs would vest, and all would be forfeited.

•
Other Performance-Based RSUs: We awarded performance-based RSUs to our CEO and CFO during fiscal 2013 to both recognize their significant contributions to our strong financial performance and encourage the achievement of continued extraordinary performance in the future. Seventy percent of this award is subject to the achievement of rolling four quarter Adjusted EBITDA targets, with the award opportunity divided equally into three tranches subject to different levels of achievement. Thirty percent of this RSU award is subject to the achievement of our rolling four quarter Productivity Practice revenue target amounts, with the award opportunity also divided equally into three tranches subject to different levels of achievement.  Each of these six tranches will vest automatically if the applicable performance targets are achieved.

Similar RSU awards were granted to our CEO and CFO during fiscal 2012.  During fiscal 2013, three of six performance targets for the 2012 RSU awards to our CEO and CFO (related to the Adjusted EBITDA portion of the award) were achieved, and one performance target for the 2013 RSU awards to our CEO and CFO (related to the Productivity Practice portion of the award) was achieved, and portions of the awards corresponding to these performance goals automatically vested and were settled in shares for our CEO and CFO. Despite the financial performance of the Company in fiscal 2013, because the award targets were set at even higher, “big stretch” performance levels, the three Adjusted EBITDA targets and the remaining two Productivity Practice revenue targets  remain unachieved with respect to the 2013 RSU awards to our CEO and CFO. Regarding the 2012 RSU awards to our CEO and CFO, the two remaining Adjusted EBITDA targets and one Productivity Practice revenue target remain unachieved.

The special RSUs that we granted to our other NEOs require significant increases in the market price of our shares in order for the awards to have value to the recipients.  We believe that, taken together, these actions demonstrate that the Company pays for performance and satisfies the philosophy and objectives of our executive compensation program.

Shareholder-Minded Compensation Practices

Our Compensation Committee recognizes its responsibility to oversee our compensation practices and plans. The Compensation Committee reviews and considers the views of institutional shareholders and proxy rating firms on corporate pay practices generally and in respect to the Company.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results on annual “say-on-pay” voting. In order to maintain best practices for compensation, the Compensation Committee has implemented the following policies:

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Clawback Policy - The Board is empowered to require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

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Hedging Policy – Our directors and executive officers are prohibited from trading in publicly traded options, puts, calls or other derivative instruments related to Franklin Covey stock or debt. All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

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Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEOs expected to reach these applicable thresholds within five years. In addition, a Board policy requires that each director who is not an employee of the Company must maintain beneficial ownership of at least four times the Board cash retainer of the Company’s common stock and/or fully vested restricted stock units at all times during his or her tenure on the Board. New directors have up to three years of service on the Board to meet this ownership requirement.

•	No Significant Perquisites – “Corporate perquisites” such as country club memberships or automobile allowances to our NEOs are not provided.

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No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs, and has a change-in-control policy for its NEOs that provides for a potential severance benefit of only one times total targeted annual cash compensation without any tax gross-ups.

The performance-based awards we made in fiscal 2013 were designed to incentivize even greater improvements in the Company’s results of operations, and payout only if there are significant increases in total shareholder return.  In addition, the Compensation Committee believes that the Company’s historical utilization of shares for compensation purposes has been low and is expected to remain low in the future.

Consideration of 2013 Say-On-Pay Voting Results

At our 2013 shareholder meeting, we held our annual advisory “say-on-pay” vote with respect to the compensation of our NEOs. More than 97% of the votes cast were in favor of the compensation of our NEOs.  Our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2013 and, given the level of shareholder support, determined not to make any changes to the existing program for fiscal 2013 based solely on the 2013 say-on-pay voting results. The Compensation Committee will, from time to time, continue to explore various executive pay and corporate governance changes to the extent appropriate in an effort to keep our executive compensation program aligned with best practices in our competitive market and the company’s particular circumstances, and will consider shareholder views in so doing. The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, and the next such vote is expected at the 2014 annual meeting of shareholders.

Guiding Philosophy, Principles and Objectives of Our Executive Compensation Program

To fulfill our mission, FranklinCovey must attract, motivate and retain highly qualified employees; we achieve this, in part, through a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by reducing executive pay if performance targets are not met, and also by providing our executives with the potential to earn additional compensation when superior, above-target financial results and returns are achieved.

Our NEOs and other members of FranklinCovey’s senior management have high potential to impact business results. Therefore, we believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall potential compensation.  All executive base, short-term incentive and long-term incentive pay compensation is market-based, and variable pay and long-term incentive pay is linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and link a major portion of pay directly to performance.  The key principles the Compensation Committee employs are:

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Reflect Performance: To align compensation with performance over both the short and long term, we establish multi-year objectives for the Company relating both to growth and to the achievement of strategic objectives.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2013 consisted primarily of goals for growth in Adjusted EBITDA.  NEO pay levels for the year are determined by assessing both the individual’s performance and that of the Company against these objectives.  Since our NEOs have responsibility for our overall Company performance against these objectives, their compensation can vary, and has varied, significantly from year to year.

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Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term Company-wide performance improvement. Our share price is a key indicator of performance and value received by our shareholders. We therefore implemented a new performance-based RSU program to focus NEO efforts on long-term growth in shareholder value. We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, only based on performance, also encourages a long-term, Company-wide focus. Value is realized through delivering results today, but in a way which builds the foundation for delivering even stronger results in the future. We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership, and encourages a stewardship mentality for the Company among our key leaders.

•
Attract and Retain Talent: We believe that we have a deep understanding of the importance of hiring and retaining the very best people. Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.” Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies. For us, compensation is not just an overhead expense, it is a key component of the investments we make and costs we incur to generate our revenues.  A portion of this cost is reflected as cost of goods sold. In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent. We believe that our compensation programs should enable us to attract and retain talented people, and incentivize them to contribute their finest talents to achieving our objectives. We are pleased that our NEOs have an average tenure of over 18 years with our Company.

In addition to working to align our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking. We have determined that our Company’s approach to the compensation process addresses shareholder concerns regarding prudence and pay-for-performance through a combination of:

•	controls on the allocation and overall management of risk-taking;

•	comprehensive profit and loss and other management information which provides ongoing performance feedback;

•	rigorous, multi-party performance assessments and compensation decisions; and

•
a Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit-contribution they generate.

Our compensation framework seeks to achieve balance between risk and reward. Our executive team is involved in identifying relevant risks and performance metrics for our business.  We create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives and building a winning culture. Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2013, our Compensation Committee concluded that our Company’s compensation program and policies are structured so that they do not encourage imprudent risk-taking and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

2013 Executive Compensation Program

Our fiscal 2013 executive compensation program incorporated five main elements:

•	Base salary;

•	Short-term Performance-Based Variable Pay Plan;

•	Long-term incentive equity awards in the form of ongoing four-year performance-based shares, newly granted performance-based RSUs, and executive performance awards;

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Other benefits (primarily insurance, as discussed below) are generally available to all employees on similar terms.  The exceptions are certain CEO benefits provided at the time he proposed the termination of his prior employment agreement and in recognition of the years in which he received no compensation from us; and

•	Severance and change-in-control benefits which are substantially the same for our NEOs as they are for other employees.

Analysis of Fiscal 2013 Compensation Decisions and Actions

Fiscal 2013 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2013.  In so doing, our Compensation Committee considered (1) our financial performance over the prior year and past several years and expectations for fiscal 2013, (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in our key practice areas, and (3) in connection with our goal of attracting and retaining the best talent, a general understanding of market compensation practices. In particular, the Compensation Committee reviewed the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;

•	Adjusted EBITDA and Operating Income; and

•	Multi-year increases in Operating Income, Adjusted EBITDA and specific revenue targets.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs. Our CEO submitted year-end variable compensation calculations (certified by our CFO) to the Committee for our other NEOs. These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

Market Assessment: Our Compensation Committee evaluates our existing NEO compensation program against market practices. In so doing, the Committee asked Mercer, the Committee’s current compensation consulting firm, to assess our compensation program for the NEOs, identify considerations that could inform compensation decisions for fiscal 2013 and advise as to current market practices, trends and plan designs related to executive compensation. In connection with its work, Mercer reviewed data from their own research and databases. This information was used primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation, and not for specific or mathematical benchmarking. In its assessment of our compensation program for our NEOs, Mercer confirmed that the amounts of compensation are consistent with market compensation for similar-sized and comparable professional services and content companies, and that the program has been aligned with and is sensitive to corporate performance.  Further, Mercer advised that the compensation program contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules. The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Mercer during fiscal 2013.  Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Mercer.

In making executive compensation decisions for fiscal 2013, the Compensation Committee considered our targeted business model and how executive compensation could and should drive desired performance toward that model.  The Compensation Committee also took into consideration the specific business opportunities and challenges facing the Company as compared to those of known competitors and similar sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2013 executive compensation decisions. Finally, the Compensation Committee considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives, and whether the NEOs’ performance was achieved consistent with our governing values. The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was adopted for fiscal 2014. This peer group is one of many tools used by the Compensation Committee for assessing executive compensation; we do not specifically benchmark pay to that of the peer group. These companies were selected based on size, industry and types of professional services offered.

•	The Advisory Board Company

•	Callidus Software Inc.

•	The Corporate Executive Board

•	Exponent Inc.

•	GP Strategies Corporation

•	The Hackett Group, Inc.

•	Healthstream, Inc.

•	Huron Consulting Group Inc.

•	Information Services Group, Inc.

•	Learning Tree International, Inc.

•	RCM Technologies, Inc.

•	Resources Connection Inc.

Decisions on Key Elements of Fiscal 2013 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we consider the total compensation provided our NEOs and establish annual targets for them.  Our fiscal 2013 total compensation target for our CEO was approximately $1.7 million and for our other NEOs averaged $674,000, in each case assuming achievement of targeted results under our short-term incentive payment plan. This average excludes any premium-priced option award. It also excludes book royalty payments made to Mr. Sean Covey as noted in the Fiscal 2013 Summary Compensation Table.

Base Salaries: In connection with its review described above, our Compensation Committee, consistent with our compensation philosophy, determined to maintain NEO base salaries for fiscal 2013 at levels established in prior years. The Compensation Committee annually reviews market data and may increase base salaries in the future. The Committee’s overall goal is to increase variable pay as a percentage of total pay.

Performance-Based Variable Pay – Financial Objectives: Despite continued volatile and generally challenging economic conditions, we achieved what we believe to be significant growth in both revenue and operating income in fiscal 2010, 2011, 2012, and 2013. We believe that we achieved this growth while prudently managing risk.

In fiscal 2013, the performance-based variable pay plans for all NEOs included two components for the payout calculation: (1) the annual financial performance of the Company (70% of payout) and (2) metric-based executive team performance objectives (30% of payout). The target variable performance payout opportunities for our NEOs are as follows: $500,000 for Mr. Whitman; $175,000 for Mr. Young; $200,000 for each of Mr. Covey and Mr. Moon; and $100,000 for Mr. Miller. The performance-based variable pay plan reinforces our strong pay-for-performance philosophy and rewards the achievement of specific stretch business and financial goals achieved during the fiscal year that we believe drive shareholder value. Consistent with our practice of setting what we believe are aggressive performance goals for our NEO’s, the financial performance threshold necessary for an NEO to earn 100% of his targeted short-term incentive payout opportunity for financial performance in fiscal 2013 was $29.4 million of Adjusted EBITDA. NEOs would have received no short-term incentive payout for the financial performance if our fiscal 2013 Adjusted EBITDA had been less than $27.1 million (100% of our fiscal 2012 Adjusted EBITDA). A corresponding pro-rata calculation of the financial performance payout would be received if Adjusted EBITDA was greater than $27.1 million but less than the target amount of $29.4 million.

As indicated above, 70% of the NEOs’ performance-based variable pay was tied to achievement of this financial metric.  The financial performance threshold for an NEO to earn his maximum possible short-term incentive payout on this component of his variable pay was Adjusted EBITDA of $31.4 million, a 16.1% increase over that achieved in fiscal 2012. Based on achievement of this result, compensation for this 70% component tied to Adjusted EBITDA was paid out at the maximum level. Despite our significant performance achievements in recent years, we note that fiscal 2013 was only the third year in which our NEOs received short-term incentive payouts in excess of 100%.

Fiscal 2013 Performance-Based Variable Pay Percentages

Name	Payout for achieving Adjusted EBITDA less than $27.1 million in 2013 and not meeting strategic Team Performance Objectives	Pro-rata share of 70% financial performance metric for achieving Adjusted EBITDA as calculated if > $27.1 million and < $29.4 million in 2013 and meeting all strategic Team Performance Objectives	Payout for Achieving Targeted Adjusted EBITDA of $29.4 million in 2013 and meeting all strategic Team Performance Objectives	Pro-rata share of total target opportunity for achieving Adjusted EBITDA as calculated if > $29.4 million and < $31.4 million in 2013 and meeting all strategic Team Performance Objectives	Payout for Achieving Adjusted EBITDA equal to or greater than $31.4 million in 2013 and meeting all strategic Team Performance Objectives
Robert A. Whitman	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Stephen D. Young	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

M. Sean Covey	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Shawn D. Moon	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Scott J. Miller	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance-Based Variable Pay-Executive Team Performance Objectives:   As described above, 70% of short-term incentives was based on achievement of specific Adjusted EBITDA targets.  An additional 30% of targeted short-term incentive compensation for our NEOs depended on the achievement of specific metric-based performance objectives related to the achievement of key strategic milestones.  These milestones were determined at the beginning of fiscal 2013. Because these goals were strategic in nature, and we believe that disclosing specifics could cause potential competitive harm, they are not disclosed.

However, these objectives were individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 30% and 40% of this portion of the short-term variable pay award.  We believe that the goals established for each NEO were “stretch” goals tied to achieving our annual plan in support of the Company’s long-term strategy. Each goal was typically linked to what we refer to internally as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly. For NEOs to receive the maximum payout on this portion of their incentive required meeting each one of these aggressive goals, including achieving $33.0 million in Adjusted EBITDA. For fiscal 2013, NEOs were paid less than the maximum of the 30% of their short-term variable pay tied to these executive team performance objectives (actual payout was at 70% for this portion of the short-term variable pay award) since despite exceeding budget, the “big stretch” goal of $33.0 million in Adjusted EBITDA was not reached.

Equity Awards Generally:  As mentioned above, we believe that, historically, we have been conservative with respect to our equity grants to senior management.  Based on our significant fiscal 2010, 2011, 2012, and 2013 performance, we decided to increase our use of equity awards for our current NEOs by developing a two-part, long-term and performance-based equity award program that we believe will serve to further align the interests of our NEOs with the Company’s long range objectives. The following subsections describe the two types of equity awards provided by us in fiscal 2013.

RSUs – Shares At Risk Under the Stock Performance Share Plan:  On July 18, 2013, the Compensation Committee approved a special performance-based RSU program that allows NEOs (other than our CEO and CFO) and other plan participants to receive shares of common stock upon achievement of certain goals as further described below. This program is designed to further incentivize management personnel to take those actions likely to lead to a significant increase in the share price of the Company’s common stock over the next three to five years, and to allow them to share in this increase in shareholder value.  The Company believes this program will serve to further align the interests of management and other shareholders. The Company received advice regarding the program design and structure from Mercer.

The performance-based RSUs vest when the five-day average closing stock price is at least $22.00 per share, which is the defined target common share price for this award.  If this target average common share closing price is achieved by July 17, 2016 (three years from the grant date), then 100% of the RSUs granted to plan participants vest.  If the target average common share closing price is achieved between and including July 18, 2016, and July 18, 2018 (five years from the grant date), 50% of the RSUs vest.  If the Company’s common share closing price does not average over $22.00 per share for five days within five years from the grant date, then no shares will be awarded.

The number of RSUs granted to each NEO was determined by dividing an amount equal to three times the sum of the NEO’s base salary and target short-term incentive opportunity by an assumed stock price of $22.00 per share, and then awarding a percentage of the resulting amount in the form of the performance-based RSUs.  Our CEO and CFO were not included in this incentive program at their request because the program was developed to provide additional incentive to other top managers.  The numbers of RSUs granted to each NEO are listed below:

Robert A. Whitman	-
Stephen D. Young	-
M. Sean Covey	17,045
Shawn D. Moon	17,045
Scott J. Miller	13,636

The Company utilized a Monte Carlo simulation to determine the fair value of and service period for the award.  Although the term of this program is five years, the applicable non-cash compensation expense will be recognized over a seven-month period ending January 2014.

Subsequent to August 31, 2013, we are pleased to report that both the 2011 RSUs and the 2012 RSUs granted to participants in prior years vested as our average stock price exceeded the $17.00 and $18.05 respective price thresholds for each of the awards. The 2011 RSUs vested on September 18, 2013 when our stock price closed at $17.62. The 2012 RSUs vested on October 2, 2013 when our stock price closed at $19.00. We believe that our RSUs align a significant portion of our executive compensation with shareholder value.

Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants:  In fiscal 2005, the Compensation Committee adopted a new long-term incentive strategy using performance-based shares as a component of total targeted compensation.  The LTIP was established as a performance incentive for senior management, including our NEOs, and other key employees to provide incentive to achieve the specific financial objectives included in our long-term financial plan. The number of shares that eventually vest and are issued to LTIP participants is variable and based entirely upon the achievement of specified performance objectives over a defined performance period.

The Compensation Committee approved an LTIP award in fiscal 2010 which included the following:

•	Target Number of Shares originally expected to vest at August 31, 2013 – 232,576 shares
•	Vesting Dates – August 31, 2012, March 2, 2013 and August 31, 2013
•	Grant Date Fair Value of Common Stock – $5.28 per share
•	Performance Measurement Period – 4 years

The 2010 LTIP had a four-year performance period with three potential vesting dates if certain financial measures were achieved during the performance period.  These awards were subject to ongoing performance during fiscal 2010, 2011, and 2012.

Consistent with previous LTIP awards, the final number of shares awarded to participants was variable and was based upon the achievement of specified financial goals during the performance measurement period.  However, the fiscal 2010 award had multiple vesting or “determination” dates that occur on August 31, 2012, March 2, 2013 (end of second quarter) and August 31, 2013.

Based on financial performance for the three-year period ending August 31, 2013, it was determined that LTIP participants were each entitled to receive 86.4% of the target shares, or 200,910 shares under the fiscal 2010 LTIP award.

Stock Options: The 675,000 stock options outstanding as of August 31, 2013 are from the fiscal 2010 and fiscal 2011 stock option grants to the CEO and CFO.  These options vested in the second quarter of 2013 and were related to achieving specific stock price objectives and the extinguishment of the management stock loan program, which resulted in 3.3 million shares coming back into the Company’s treasury.  These options were vested and exercisable at August 31, 2013.

Long-Term Incentive Plan Awards – Other Performance-Based RSU Awards:  A significant portion of the CEO and CFO’s total targeted compensation is in the form of RSU awards that vest based on the achievement of key financial objectives over a period of years.  During the first quarter of fiscal 2013, the Compensation Committee approved a share-based award for the Company’s CEO and CFO to recognize their role in helping the Company achieve strong financial performance.

The target award totaled 63,830 RSUs, which were approved on September 20, 2012.  70% of this award is subject to the achievement of Adjusted EBITDA measures, while 30% of this award is dependent on the revenues achieved in the Productivity Practice.  The Adjusted EBITDA portion of this award will be earned when the Company achieves the specific performance targets applicable to three equal award tranches for Adjusted EBITDA ($33.0 million, $40.0 million, and $47.0 million) over a rolling four quarter period. The Productivity Practice portion of this award will be earned when the Company achieves the specific sales performance targets applicable to three equal award tranches for Productivity Practice Revenues ($23.5 million, $26.5 million, and $29.5 million) over a rolling four quarter period. An indication of the extent of the “stretch” in performance required for these awards to vest is that, as of August 31, 2013, despite exceptional performance that exceeded budget, only the requirements for the first tranche of the Productivity Practice Award had been met and the other five tranches of the award remained unvested.

Qualified Retirement Benefits: Each of our NEOs participates in the Franklin Covey 401(k) plan, which is our tax-qualified retirement plan available to all U.S. employees. As for all employees, we match dollar for dollar the first 1% of salary contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

Other Benefits:  The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs. In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of the years during which our CEO received no compensation.  While our Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2013 Summary Compensation Table below), it determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2013 compensation.

•
Term Life Insurance:  Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2013 target cash compensation. Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

Consistent with the spirit of partnership at Franklin Covey, no club memberships, automobiles or similar perquisites are provided to NEOs, and we do not allow reimbursement for those costs.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our High Deductible Health Plans and Health Savings Accounts administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (or Code), and Section 223.

•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Severance Policy:  We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated executives and to ensure market competitiveness. The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees. We do not gross-up severance payments to compensate for taxes. For more information about the terms of the severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements:  We do not have employment agreements with any of our NEOs, but are a party to change-in-control severance agreements with each of our NEOs and other key officers and employees. These agreements are designed to retain our NEOs in the event a change-in-control transaction is proposed. In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change-in-control and assure our NEOs of fair treatment. For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Section 162(m):  Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if, among other requirements, the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Stock Ownership Guidelines:  We have adopted stock ownership guidelines of at least five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs.  These officers are expected to reach these applicable thresholds within five years.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  Currently, the stock ownership of our CEO, CFO, and of Sean Covey exceeds their respective thresholds.  Other NEOs are working towards meeting their thresholds within the allotted time.

Executive Compensation

The Fiscal 2013 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2013, fiscal 2012 and fiscal 2011, as applicable.

Fiscal 2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman Chairman and CEO	2013	500,000	—	600,000	—	955,000	—	71,629	2,126,629
	2012	500,000	—	600,000	—	1,000,000	—	53,701	2,153,701
	2011	500,000	—	600,000	755,591	1,000,000	—	46,469	2,902,060
Stephen D. Young CFO	2013	300,000	—	150,000	—	334,250	—	14,394	798,644
	2012	300,000	—	150,000	—	350,000	—	17,702	817,702
	2011	292,885	—	371,624	—	350,000	—	10,018	1,024,527
M. Sean Covey EVP Global Solutions and Partnerships	2013	300,000	—	234,311	—	382,000	—	295,369	1,211,680
	2012	300,000	—	138,946	—	400,000	—	239,171	1,078,117
	2011	297,019	—	396,937	—	445,756	—	164,912	1,304,624
Shawn D. Moon EVP Domestic & Global Sales and Delivery	2013	300,000	—	234,311	—	382,000	—	15,030	931,341
	2012	300,000	—	138,946	—	400,000	—	14,101	853,047
	2011	292,885	898,104	396,937	—	333,333	—	14,101	1,935,360
Scott J. Miller EVP Business Development and Marketing	2013	300,000	50,000	187,449	—	191,000	—	7,234	735,683
	2012	306,346	—	222,309	—	200,000	—	12,584	741,239

Note on CEO Compensation
As previously noted, our fiscal 2013 total targeted compensation at achievement of goal for our CEO was approximately $1.7 million, assuming achievement of targeted results under our short-term incentive payment plan plus the LTIP award.  A significant percentage of our CEO’s compensation is dependent upon (1) performance-based-pay for achieving targeted growth in Adjusted EBITDA and (2) aligning compensation with the interests of our shareholders for long-term growth.

Salary
The amounts reported in the “Salary” column for fiscal 2013 represent base salaries paid to each NEO in fiscal 2013.  Our CEO’s salary has been fixed at $500,000 per year since fiscal 2000.  Even in a year where he continued his excellent personal performance and the Company generated excellent operating results, at his recommendation, our CEO did not receive a base salary increase for fiscal 2013.  The salaries of our other NEOs were moderately increased for fiscal 2011, and remained constant in fiscal 2013 based on the Compensation Committee’s consideration of our fiscal 2013 performance.

Bonus
The amount reported in the “Bonus” column for fiscal 2013 represents a discretionary impact bonus paid to Mr. Miller for meeting specific marketing and business development objectives.

Stock Awards
The amounts reported in the “Stock Awards” column for fiscal 2013 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) for the (1) RSUs issued to Messrs. Whitman and Young as Executive Performance Awards during fiscal 2013 and (2) the market-based RSU awards issued to Messrs. Covey, Moon and Miller under our Stock Performance Share Plan during fiscal 2013.  Both the Executive Performance Awards and the Stock Performance Share Plan are discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2013 Compensation Decisions and Actions.”  For further information regarding these stock awards, refer to Note 13, Share-Based Compensation Plans, to our consolidated financial statements for the three years in the period ended August 31, 2013 included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

The market-based RSU awards were granted when the Company’s share price was $16.03 per share, and will be earned, if at all, based on significant increase in our share price over the next three to five years (generally, our stock trading above $22.00 per share).  In this sense, our executives will benefit from these awards only if significant shareholder value is created.  In addition, the awards to our CEO and CFO were designed to promote the achievement of an aggressive growth target in Adjusted EBITDA and to achieve sales targets in our Productivity Practice.

Option Awards
During fiscal 2013, the Compensation Committee elected not to grant options awards to employees of the Company, including our NEOs, as the decision was made to grant RSUs which are intended to further incentivize our executive compensation with the interest of our shareholders.

Non-Equity Incentive Plan Compensation
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2013 represent the amounts paid to each NEO under the Company’s Performance-Based Variable Pay Plan, which is discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2013 Compensation Decisions and Actions.” Payouts are based on achieving objectives established annually and meeting annual financial targets. Incentive amounts were approved by the Compensation Committee and were paid following the conclusion of the fiscal year.  Based on our strong performance in fiscal 2013, our NEOs received just slightly below the maximum award payout, which was 191% of their respective target incentive opportunities.

Change in Pension Value and Nonqualified Deferred Compensation Earnings
We do not maintain any pension plans.  The Nonqualified Deferred Compensation (or NQDC) plan was frozen to new contributions as of January 1, 2005. Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participates in the NQDC plan.

All Other Compensation
The amounts reported in the “All Other Compensation” column for fiscal 2013 represent the aggregate dollar amount for each NEO, including for Company contributions to 401(k) plan accounts, royalty payments (in the case of Mr. Covey) and insurance premiums.  The “Fiscal 2013 All Other Compensation Table” presents the detail of the amounts included in this column for fiscal 2013.

Total Compensation
The amounts reported in the “Total” column reflect the sum of each of the previous columns for each NEO, including all amounts paid and deferred.

Fiscal 2013 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan(a) ($)	Executive Life Insurance Premiums(b) ($)	Executive Disability Premiums(c) ($)	Other(d) ($)	Total ($)
Mr. Whitman	2013	7,500	7,309	46,940	9,880	71,629
Mr. Young	2013	6,255	2,304	—	5,835	14,394
Mr. Covey	2013	7,650	—	—	287,719	295,369
Mr. Moon	2013	7,500	—	—	7,530	15,030
Mr. Miller	2013	—	—	—	7,234	7,234

(a) We match dollar for dollar the first 1% of salary contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b) For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c) We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2013 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d) For Mr. Covey, this amount includes royalties from books he authored that are used in our training and education businesses in the amount of $281,883 earned during fiscal 2013.  All NEOs received a travel voucher, similar to the President’s Club award given to our top sales professionals for achieving their aggressive sales goals for the year.

Fiscal 2013 Grants of Plan-Based Awards

The following table sets forth the plan-based awards that we granted in fiscal 2013.  Despite the multiple entries in the table, we made only three awards in fiscal 2013: annual incentive based cash awards identified in the table as Performance-Based Variable Pay; long-term, market-based RSU awards; and Executive Performance Awards of performance-based RSUs to our CEO and CFO to recognize their contributions to our strong financial performance during fiscal 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underly-ing Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Whitman
Performance-Based Variable Pay(a)	—	—	500,000	1,000,000	—	—	—	—	—	—	—
Long-Term Incentive Plan Award(b)	9/20/2012	—	—	—	5,106	51,064	—	—	—	—	600,000

Mr. Young
Performance-Based Variable Pay(a)	—	—	175,000	350,000	—	—	—	—	—	—	—
Long-Term Incentive Plan Award(b)	9/20/2012	—	—	—	1,277	12,766	—	—	—	—	150,000

Mr. Covey
Performance-Based Variable Pay(a)	—	—	200,000	400,000	—	—	—	—	—	—	—
RSUs –Shares at Risk(c)	7/18/2013	—	—	—	8,523	17,045	—	—	—	—	234,311

Mr. Moon
Performance-Based Variable Pay(a)	—	—	200,000	400,000	—	—	—	—	—	—	—
RSUs –Shares at Risk(c)	7/18/2013	—	—	—	8,523	17,045	—	—	—	—	234,311

Mr. Miller
Performance-Based Variable Pay(a)	—	—	100,000	200,000	—	—	—	—	—	—	—
RSUs –Shares at Risk(c)	7/18/2013	—	—	—	6,818	13,636	—	—	—	—	187,449

(a)   These amounts refer to the Performance-Based Variable Pay Plan.
(b)   These amounts refer to the Long-Term Incentive Plan Awards granted to Messrs. Whitman and Young, which awards have performance-based features of Adjusted EBITDA and Productivity Practice Sales Growth measures.  See the 2013 Option Exercises and Stock Vested Table and “Compensation Discussion and Analysis” for more information.
(c)   These amounts refer to the 2013 Long-Term Incentive program awards granted to Messrs. Covey, Moon and Miller.

For more information about the equity awards disclosed in the table above, see the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2013 Compensation Decisions and Actions” above.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(e)
Mr. Whitman	9/20/12	—	—	—	—	—	—	—	45,958	(b)	722,000
	9/28/11	—	—	—	—	—	—	—	45,092	(b)	708,395
	1/28/11	62,500	—	—	9.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	10.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	12.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	14.00	1/28/2021	—	—	—		—
	1/28/10	62,500	—	—	9.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	10.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	12.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	14.00	1/28/2020	—	—	—		—

Mr. Young	9/20/12	—	—	—	—	—	—	—	11,489	(b)	180,492
	9/28/11	—	—	—	—	—	—	—	11,274	(b)	177,115
	7/15/11	—	—	—	—	—	—	—	24,632	(e)	386,969
	1/28/10	43,750	—	—	9.00	1/28/2020	—	—	—		—
	1/28/10	43,750	—	—	10.00	1/28/2020	—	—	—		—
	1/28/10	43,750	—	—	12.00	1/28/2020	—	—	—		—
	1/28/10	43,750	—	—	14.00	1/28/2020	—	—	—		—

Mr. Covey	7/18/13	—	—	—	—	—	—	—	17,045	(c)	267,777
	7/19/12	—	—	—	—	—	—	—	20,776	(d)	326,391
	7/15/11	—	—	—	—	—	—	—	44,118	(e)	693,094

Mr. Moon	7/18/13	—	—	—	—	—	—	—	17,045	(c)	267,777
	7/19/12	—	—	—	—	—	—	—	20,776	(d)	326,391
	7/15/11	—	—	—	—	—	—	—	44,118	(e)	693,094

Mr. Miller	7/18/13	—	—	—	—	—	—	—	13,636	(c)	214,222
	7/19/12	—	—	—	—	—	—	—	33,241	(d)	522,216
	7/15/11	—	—	—	—	—	—	—	17,647	(e)	277,234

(a)
These options had a market vesting condition related to the resolution of the management stock loan program when the share price reached the breakeven amount for participants. In 2013, the stock price exceeded the required threshold and the management stock loan program was extinguished, resulting in these options vesting for both the CEO and CFO.  Subsequent to August 31, 2013, Mr. Young exercised a portion of his options which were granted on January 28, 2010.

(b)
These awards are the remaining time-based portion of the Executive Performance Awards granted to Messrs. Whitman and Young. These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and Productivity Practice revenue measures for a rolling four quarter period. These awards are broken into six tranches. For the awards granted in fiscal 2012 (September 28, 2011) three tranches remain unvested.  For the awards granted in fiscal 2013 (September 20, 2012) five tranches remain unvested.

(c)	These RSUs Shares at Risk awards will vest when the five-day average closing stock price is at least $22.00 per share not later than five years from the grant date.

(d)
These RSUs Shares at Risk awards will vest when the five-day average closing stock price is at least $18.05 per share not later than five years from the grant date. Subsequent to August 31, 2013 the stock price met this vesting threshold and these shares vested to participants.

(e)
These RSUs Shares at Risk awards will vest when the five-day average closing stock price is at least $17.00 per share not later than five years from the grant date. Subsequent to August 31, 2013 the stock price met this vesting threshold and these shares vested to participants.

(f)
Values were determined by multiplying the target number of RSUs or performance shares by the closing price per share of Common Stock on the NYSE on August 31, 2013. In accordance with SEC rules, the fiscal 2013 Summary Compensation Table and fiscal 2013 Grants of Plan-Based Awards above include the grant date fair value of the Executive Performance Awards and RSUs Shares at Risk awards.

Fiscal 2013 Option Exercises and Stock Vested

The following table sets forth the value of the awards held by our NEOs that vested during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Mr. Whitman	—	$—	39,398	$584,401
Mr. Young	—	$—	9,849	$146,093
Mr. Covey	—	$—	2,083	$30,433
Mr. Moon	—	$—	—	$—
Mr. Miller	—	$—	154	$2,250

(a)
 During the first quarter of fiscal 2013, the Compensation Committee granted a performance based equity award for the CEO and CFO.  A total of 63,830 shares may be issued to the participants based on six individual vesting conditions that are divided into two performance measures, Adjusted EBITDA and Productivity Practice revenue. Three tranches of shares will immediately vest to the participants when consolidated trailing four-quarter Adjusted EBITDA totals $33.0 million, $40.0 million, and $47.0 million.  Another three tranches of shares will immediately vest when trailing four-quarter Productivity Practice revenues total $23.5 million, $26.5 million, and $29.5 million.  These performance awards have a maximum life of six years.  As of August 31, 2013, the Company met only the first Productivity Practice goal and the first tranches of shares vested to the participants.

During fiscal 2013, the 2010 LTIP had two vesting dates, March 2, 2013 and August 31, 2013.  The final number of shares awarded to fiscal 2010 award participants was variable and was based upon achievement of specified financial goals during the performance measurement period, and had multiple vesting or “determination” dates. In 2013, 29,496 shares vested from the 2010 LTIP.

(b)	Values were determined by multiplying the aggregate number of RSUs vested by the closing price per share of our Common Stock on the vesting date.

 Fiscal 2013 Pension Benefits and Nonqualified Deferred Compensation

We do not offer any pension plans.  The NQDC plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits

Our NEOs are subject to the same general severance policies as for all Franklin Covey employees. Under our severance policy, employees including NEOs who terminate involuntarily without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation. Additionally, we pay COBRA medical and dental premiums for the term of the severance. In return for the receipt of severance payment, the NEO agrees to abide by specific non-compete, non-solicitation and confidentiality requirements.

Estimated Severance Amounts as of August 31, 2013
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2013	2,020,433	500,000	500,000	1,999,565	20,868	(a)
Mr. Young	2013	471,201	300,000	175,000	456,404	14,797
Mr. Covey	2013	480,770	300,000	200,000	465,823	14,947
Mr. Moon	2013	480,770	300,000	200,000	465, 823	14,947
Mr. Miller	2013	307,692	300,000	100,000	295,735	11,957

The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

(a) COBRA benefits are legally limited to 18 months for all NEOs.

Change-in-Control Severance Benefits

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, each executive officer would receive from the Company one times his or her current annual total targeted cash compensation paid out in a lump sum, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year. There are no excise tax gross-up provided under the agreements.

Estimated Change-in-Control Severance Amounts as of August 31, 2013
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2013	1,010,130	500,000	500,000	1,000,000	10,130
Mr. Young	2013	487,355	300,000	175,000	475,000	12,355
Mr. Covey	2013	512,355	300,000	200,000	500,000	12,355
Mr. Moon	2013	512,355	300,000	200,000	500,000	12,355
Mr. Miller	2013	412,355	300,000	100,000	400,000	12,355

The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey. Mercer, outside legal counsel and the Company’s CFO and CPO also reviewed the CD&A.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

Compensation Committee:
E. Kay Stepp, Chair
Robert Daines
Dennis Heiner
Michael Fung

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2013.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2013.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2013, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee approved the Company’s audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, for filing with the SEC.

Date:  November 5, 2013

Michael Fung, Chairman
Robert H. Daines
E.J. “Jake” Garn
Dennis G. Heiner
E. Kay Stepp

OVERVIEW OF PROPOSALS

This Proxy Statement includes three proposals requiring shareholder action.  Proposal No. 1 requests the election of seven directors to the Board.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  In January 2014, Dr. Robert H. Daines and Mr. E.J. “Jake” Garn will retire from our Board of Directors.  The Company wishes to thank Dr. Daines and Mr. Garn for their years of service on our Board of Directors.

Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describes the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the seven nominees listed below.  Each of the nominees is currently serving as a Director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

Our overall goal for the executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2013 in more detail.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve strong financial performance.  During fiscal 2013, our net sales increased to $190.9 million compared with $170.5 million in fiscal 2012 and $160.8 million in fiscal 2011.  Our fiscal 2013 sales represent 12 percent growth compared with fiscal 2012 and 19 percent growth compared with fiscal 2011.  Our net income in fiscal 2013 grew to $14.3 million compared with $7.8 million in fiscal 2012 and $4.8 million in fiscal 2011.  The Company’s strong earnings and improved operational results helped to increase net working capital to $38.2 million compared with $27.5 million in fiscal 2012.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Ernst & Young LLP (Ernst & Young) to audit our financial statements for fiscal 2014.  Ernst & Young began serving as our independent registered public accounting firm in the second quarter of fiscal 2011.  The Board of Directors anticipates that one or more representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2013 and 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$655,124	$568,899
Audit-Related Fees(2)	-	-
Tax Fees(3)	64,610	31,724
All Other Fees	-	-
	$719,734	$600,623

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, procedures related to registration statements, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related and non-audit services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2013 and 2012 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Ernst & Young as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2015, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 22, 2014, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2015 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2014.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or to other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2015, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 26, 2014 and November 25, 2014.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2015 but fails to notify us of that intention prior to November 5, 2014, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2015 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2014.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2013 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

 Directions to FranklinCovey from Provo/South

♦ Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway westbound
♦ Take the Redwood Road exit
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South)
♦ You will pass UPS on your right
♦ Franklin Covey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.  Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles
♦ Receptionist in the Washington building will be able to help you

 Directions to Franklin Covey from Downtown/North

♦ If entering I-15 from 600 South on-ramp southbound
♦ Take the 21st South Freeway
♦ Take the first exit off 21st South Freeway which is Redwood Road
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South)
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.
♦ Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles
♦ Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

ANNEX

ADJUSTED EBITDA RECONCILIATION TO NET INCOME

For 2009, Adjusted EBITDA means net loss from operations excluding the impact of interest expense, income tax benefit, equity from the earnings of an equity method investee, amortization, depreciation and other non-recurring items. For 2010 to 2013, Adjusted EBITDA means net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense and non-recurring items. The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,	August 31,
	2013	2012	2011	2010	2009
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$14,319	$7,841	$ 4,807	$ (518)	$ (10,832)
Adjustments:
Loss from discontinued operations, net of tax				(548)	(216)
Gain from sale of discontinued operations, net of tax				(238)
Other income, net	(21)
Interest expense, net	1,718	2,464	2,666	2,858	3,022
Discount on related party receivable	519	1,369	0	0	0
Income tax provision (benefit)	5,079	5,906	3,639	2,484	(3,814)
Amortization	3,191	2,499	3,540	3,760	3,761
Depreciation	3,008	3,142	3,567	3,669	4,532
Share-based compensation	3,589	3,835	2,788	1,099	468
Severance costs			150	920	-
Reimbursed travel expenses				686	-
Management stock loan costs				268	-
Impairment of assets					3,569
Restructuring costs					2,047
Internal closure costs and adjustments					580
Adjusted EBITDA	$ 31,402	$ 27,056	$ 21,157	$ 14,440	$ 3,117

PROXY
FRANKLIN COVEY CO.
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 24, 2014 at 8:30 a.m., local time, or any adjournment(s) thereof.  This proxy is solicited on behalf of the Board of Directors of the Company.  This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1, and “FOR” all other proposals.

1.	Election of seven directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify.
Nominees: 01 Clayton M. Christensen, 02 Michael Fung, 03 Dennis G. Heiner, 04 Donald J. McNamara, 05 Joel C. Peterson, 06 E. Kay Stepp, and 07 Robert A. Whitman.
	☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominee(s ) whose name(s) are circled above
2.	Advisory vote on approval of executive compensation:
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2014.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

♦FOLD AND DETACH HERE♦

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held. The Notice, the Proxy Statement and our 2013 Annual Report to shareholders are available at: http://www.viewproxy.com/FranklinCovey/2014.

The Board of Directors unanimously recommends that the shareholders vote “FOR” all nominees listed in Proposal 1 and “FOR” all other proposals.  To vote in accordance with the Board of Directors recommendations, sign below. The appropriate boxes may, but need not be checked.   To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box above.  PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

   Dated:__________________________________

_______________________________________
Signature of Shareholder(s)

_______________________________________
Signature (if held jointly)

♦FOLD AND DETACH HERE♦